As filed with the Securities and Exchange Commission on August 29, 2011

Registration No. 333-172792

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CROSSROADS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3572	74-2846643
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11000 North Mo-Pac Expressway
Austin, Texas 78759
(512) 349-0300

(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Robert C. Sims
President and Chief Executive Officer
11000 North Mo-Pac Expressway
Austin, Texas 78759
(512) 349-0300

(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copy to:

Douglas M. Berman
Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
(214) 979-3000

From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” or “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company ☐	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-172792) is solely to file Exhibits 5.1 and 23.1. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,668
Accounting fees and expenses	$15,000
Legal fees and expenses	$150,000
Miscellaneous fees and expenses	$25,000
Total	$191,668

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law;
•	the proceeding was authorized by the board of directors; or
•	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2008, we have issued the following securities that were not registered under the Securities Act of 1933:

1.	October 2010 Private Placement

On October 23, 2010, we sold 3,125,000 shares of our common stock and issued warrants to purchase an additional 781,243 shares of common stock to a group of 28 accredited investors for gross proceeds to us of $10.0 million in reliance on Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder (including Regulation D and Rule 506). The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital Group LLC acted as sole placement agent for the private placement and received $750,000 and warrants to purchase 292,969 shares of our common stock as placement agent fees. On July 28, 2011, we issued 29,579 shares of common stock pursuant to a cashless exercise of 53,242 warrants issued pursuant to the private placement based on a five day closing bid price of $7.20 per share prior to exercise.

2.	1999 Stock Incentive Plan

From March 31, 2008 through May 26, 2010, we granted to our employees, executive officers and directors options to purchase an aggregate of 682,773 shares of common stock at prices ranging from $0.64 to $3.08 per share under our 1999 Stock Incentive Plan.

3.	2010 Stock Incentive Plan

From August 25, 2010 through April 29, 2011, we granted to our employees, executive officers and directors options to purchase an aggregate of 575,813 shares of common stock at prices ranging from $1.56 to $5.52 per share under our 2010 Stock Incentive Plan.

4.	Stock Grants

On November 20, 2008, we issued 201,625 shares of common stock to various employees as bonuses for an aggregate consideration of $129,846.

On May 29, 2009, we issued 50,000 shares of common stock to our non-employee directors for an aggregate consideration of $50,000.

On August 31, 2009, we issued 12,500 shares of common stock to our non-employee directors for an aggregate consideration of $13,000.

On January 7, 2010, we issued 224,183 shares of common stock to various employees as bonuses for an aggregate consideration of $277,987.

On May 5, 2010, we issued 78,750 shares of common stock pursuant to an option exercise for an aggregate purchase price of $63,000.

In December 2010, we issued 86,052 shares of common stock to various employees as bonuses for an aggregate consideration of $323,435.

5.	Option Exercises

On January 31, 2009, we issued 1,407 shares of common stock pursuant to an option exercise for an aggregate purchase price of $1,312.

On December 17, 2010, we issued 938 shares of common stock pursuant to an option exercise for an aggregate purchase price of $675.

On March 14, 2011, we issued 938 shares of common stock pursuant to an option exercise for an aggregate purchase price of $675.

On April 12, 2011, we issued 41,606 shares of common stock pursuant to option exercises for an aggregate purchase price of $58,062.

On May 23, 2011, we issued 1,277 shares of common stock pursuant to option exercises for an aggregate purchase price of $2,963.

On July 11, 2011, we issued 4,202 shares of common stock to a service provider for aggregate consideration of $20,000.

Except as otherwise described above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Each recipient of securities pursuant to Items 2 through 5 above either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 7 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 29, 2011.

CROSSROADS SYSTEMS, INC.
By: /s/ Robert C. Sims Robert C. Sims President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 7 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Don Pearce	Director, Chairman of the Board of Directors	August 29, 2011
/s/ Robert C. Sims Robert C. Sims	Director, President and Chief Executive Officer (Principal Executive Officer)	August 29, 2011
/s/ Jennifer Ray Crane Jennifer Ray Crane	Chief Financial Officer (Principal Accounting Officer)	August 29, 2011
* Elliott Brackett	Director	August 29, 2011
* Joseph J. Hartnett	Director	August 29, 2011
* Steven Ledger	Director	August 29, 2011
* By: /s/ Jennifer Ray Crane Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.
3.2	Bylaws of Crossroads Systems, Inc.
3.2.1	Amendment No. 1 to Bylaws of Crossroads Systems, Inc.
3.2.2	Amendment No. 2 to Bylaws of Crossroads Systems, Inc.
4.1	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the October 2010 private placement
4.2	Rights Agreement, dated as of August 21, 2002, between Crossroads Systems, Inc. and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation for the Series A junior participating preferred stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C.
5.1*	Opinion of Hunton & Williams LLP
10.1	Crossroads Systems, Inc. 2010 Stock Incentive Plan
10.2	Employment Agreement, dated as of October 13, 2003, by and between Crossroads Systems, Inc. and Robert Sims
10.3	Severance Benefit Plan, dated February 11, 2002, between Crossroads Systems, Inc. and Robert Sims
10.4	Severance Benefit Plan, dated October 21, 2004, between Crossroads Systems, Inc. and Brian Bianchi
10.5	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and David Cerf
10.6	Severance Benefit Plan, dated April 15, 2009, between Crossroads Systems, Inc. and Jennifer Crane
10.7	Form of Indemnity Agreement between Crossroads Systems, Inc. and each of the directors and executive officers thereof
10.8.1	Third Amended and Restated Loan and Security Agreement, dated December 31, 2007, between Silicon Valley Bank and Crossroads Systems, Inc.
10.8.2	First Amendment to Loan and Security Agreement, dated February 11, 2008, by and between Silicon Valley Bank and Crossroads Systems, Inc.
10.8.3	Second Amendment to Loan and Security Agreement, dated January 8, 2009, by and between Silicon Valley Bank and Crossroads Systems, Inc.
10.8.4	Third Amendment to Loan and Security Agreement, dated July 29, 2009, by and between Silicon Valley Bank and Crossroads Systems, Inc.
10.8.5	Fourth Amendment to Loan and Security Agreement, dated January 14, 2010, by and between Silicon Valley Bank and Crossroads Systems, Inc.
10.8.6	Fifth Amendment to Loan and Security Agreement, dated December 29, 2010, by and between Silicon Valley Bank and Crossroads Systems, Inc.
10.9	Securities Purchase Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto
10.10	Registration Rights Agreement, dated as of October 23, 2010, by and between Crossroads Systems, Inc. and the purchasers party thereto
10.11†	Software License and Distribution Agreement, dated January 20, 2009, by and between Hewlett-Packard Company and Crossroads Systems, Inc.
10.12.1	Commercial Industrial Lease Agreement, dated October 31, 2005, by Principal Life Insurance Company and Crossroads Systems, Inc.
10.12.2	First Amendment to Lease, dated December 15, 2009, by and between Principal Life Insurance Company and Crossroads Systems, Inc.

Exhibit No.	Description
21.1	List of Subsidiaries
23.1*	Consent of Hunton & Williams LLP (included in Exhibit 5.1)
23.2	Consent of PMB Helin Donovan, LLP
24.1	Power of Attorney (included in signature page to registration statement)

*	Filed herewith.
†	Confidential materials deleted and filed separately with the Securities and Exchange Commission.